China ACM Reports 2014 Fiscal Year Results, Provides Quarterly Guidance for the First Quarter of Fiscal Year 2015 and Full Year Guidance for Fiscal Year 2015

China Advanced Construction Materials Group, Inc. (Nasdaq: CADC) ("China ACM" or the “Company”), a provider of ready-mix concrete and related technical services in China, on September 23, 2014, announced its financial results for the fiscal year ended June 30, 2014.

The FY2014 sales decreased to $48.7 million, net loss reduced 30% to $16.6 million with loss per share of $11.2

The Company Provides Fiscal Year 2015 Guidance Range: Revenue, Net Income and EPS of between $70 million and $90 million, $0 million and $9 million, and $0 and $4.72 based on 1.9 million fully diluted shares, respectively.

Fiscal Year 2014 Financial Highlights and Fiscal Year 2015 Guidance

  Revenue decreased 34.6% year over year (“YOY”) from $74.5 million to $48.7 million

  Net loss of $16.6 million, an increase of $7 million in positive net earnings YOY from a net loss of $23.6 million

  Loss per share of $11.2, an increase of $4.68 in positive net earnings, YOY from $15.88

  $25.8 million in working capital at June 30, 2014

  First Fiscal Quarter 2015 Guidance: Revenue of $18 million to $22 million; Net Income of -$0.5 million to $2 million; EPS of -$0.26 to $1.05 based on 1.9 million fully diluted shares.

  Fiscal Year 2015 Fully Year Guidance: Revenue of $70 million to $90 million; Net Income of $0 million to $9 million; EPS of $0 to $4.72 based on 1.9 million fully diluted shares.

Mr. Xianfu Han, Chairman and Chief Executive Officer of China ACM said, “the past couple of fiscal years had been hard for us. We had experienced the widest downturn of revenues and earnings in the Company’s history. While the downturn in the real estate market and macro-economy affects every one in the concrete industry, we didn’t give up. In the past couple of years, we had searched and worked very hard to find viable solution on not only how to rebuild our financial performance but also on how to better protect and sustain it in an adverse market.

For that purpose, we are transforming our core business, through which we produce and deliver concrete products to our clients, from a traditionally volume-based model to a technology-centered model. We are focusing on inventing and developing a set of new technologies that can enhance the industry’s sustainability. We will use such technologies to produce new generation of concrete products that can bring better profit margins and are more eco-friendly from using recyclable construction wastes as the alternative source of raw material to reduce the expensive consumption of traditional raw materials.”

Mr. Han continued, “With that, we will rebuild shareholder value through focusing on technology and product innovation, prudent revenue growth, establishing the long-term durability of our core business, sustained net profits and balance sheet discipline. Our performance in 2014 was noteworthy also due to the improved collection of account receivables and the subsequent reduction of losses.”

“As we exit our recently concluded fiscal year, we look forward to a year with new technologies, new products, more clients, and new business. Again, we will focus on using efficient large-scale method to manufacture the next generation of eco-friendly, high quality concrete products from recyclable construction wastes at low cost. In addition to improve our product’s profitability, the reuse of construction waste in our production will reduce the massive pollution from abandoned construction waste and contribute to lower the carbon dioxide emissions from the reduced consumption of traditional cement raw materials.”

“As we had achieved early benchmarks in transforming our business model, in the brand new fiscal year, we are very confident that we are much better positioned than our competitors to take the leadership role of product and technological innovation in the global concrete industry,” Mr. Han concluded.

Fiscal Year 2014 Results

Revenue. For the year ended June 30, 2014, we generated total revenue of approximately $48.7 million compared to approximately $74.5 million during the year ended June 30, 2013, a decrease of approximately $25.8 million or 34.6% . The majority of such decrease is related to the reduction of sales in the Company’s business segment of concrete sales for the year ended June 30, 2014. Our concrete sales revenue was approximately $47.5 million for the year ended June 30, 2014, a decrease of approximately $21.8 million, or 31.5% compared to the year ended June 30, 2013. The decrease in revenues attributable to concrete sales was principally due to the decreased sales in the areas in which we operate. After the suspension due to the China International Garden Expo and a temporary suspension order imposed by the Beijing government for industrial activities in the area, operations at one of our concrete producing plants recommenced in the first calendar quarter of 2014, but had yet to achieve full capacity. Furthermore, China’s central government imposed restrictions on residential property investments in order to regulate housing prices in China. The restriction had caused an adverse impact on the property development industry, amid the overall slowed economic growth in China.

During the year ended June 30, 2014, in the business segment of concrete manufacturing services, we continued to supply concrete products to three railway projects throughout China from our portable plants, specifically, for the railway projects in Anhui Province. These three projects contributed approximately $1.2 million to our total revenue for the year ended June 30, 2014, a decrease of approximately $4.0 million, or 76.4%, compared to the year ended June 30, 2013. The decrease in revenues attributable to our manufacturing services was principally due to the suspension of operations on a number of portable plants during the year ended June 30, 2014.

Cost of Revenue. For the year ended June 30, 2014 total cost of revenue was approximately $44.1 million compared to approximately $60.8 million during the year ended June 30, 2013, a decrease of approximately $16.7 million or 27.5% . The decrease in cost of revenue was primarily due to the overall decrease in production from our fixed concrete plants in the Beijing area and decreased production on manufacturing services compared to the year ended June 30, 2013.

The cost of revenue on concrete sales decreased by approximately $13.5 million, or 23.9%, for the year ended June 30, 2014, as compared to the year ended June 30, 2013. Such decrease was due to a decrease in our concrete production volume.

Cost of revenue with respect to our manufacturing services was primarily due to our manufacturing services, which decreased by approximately $3.2 million, or 72.0%, during the year ended June 30, 2014, as compared to the same period last year.

Gross Profit (Loss). Total gross profit was approximately $4.6 million for the year ended June 30, 2014, as compared to approximately $13.7 million for the year ended June 30, 2013.

Our gross profit for sale of concrete was approximately $4.7 million, or 9.8% of revenue, for the year ended June 30, 2014, compared to approximately $13.0 million, or 18.8% of revenue for the year ended June 30, 2013, a decrease of approximately $8.4 million. The lower gross profit for concrete sales for the year ended June 30, 2014, compared with the year ended June 30, 2013, was primarily due to lowered production volume while we were subject to similar level of fixed costs.

Our gross loss with respect to our manufacturing services was approximately $0.04 million for the year ended June 30, 2014, a decrease of $0.66 million from $0.7 million during the year ended June 30, 2013. Such decrease was principally due to the decrease in revenue from manufacturing services for the year ended June 30, 2014, as a result of the decrease in the number of portable plants and lower production rates at our plants.

Provision for doubtful accounts. We incurred provision for doubtful accounts of $7.7 million for the year ended June 30, 2014, a decrease of $7.5 million, as compared to $15.2 million for the year ended June 30, 2013. The allowance for doubtful accounts decreased to approximately $31.7 million at June 30, 2014, as compared to approximately $36.5 million at June 30, 2013, mainly attributable to a $10.9 million write-off of bad debts against allowance balances, offset by additional provision in current year.

Selling, General and Administrative Expenses. We incurred selling, general and administrative expenses of approximately $10.7 million for the year ended June 30, 2014, a decrease of approximately $1.9 million, or 14.8%, as compared to approximately $12.5 million for the year ended June 30, 2013. The decrease was principally due to a $0.6 million decrease in advertising expense, a $0.4 million decrease in labor service expense, a $0.2 million decrease in automobile expenses and a $0.2 million decrease in meals and entertainment expense.

Research and development expenses. Research and development expenses for the year ended June 30, 2014 were $1.5 million, a decrease of approximately $0.7 million, or 31.9%, as compared to approximately $2.2 million for the year ended June 30, 2013. The Company’s R&D expenditure was maintained at a certain percentage of revenue, plus any discretionary spending on projects that would help improve our competitive advantage.

Loss realized from disposal of property, plant and equipment. For the year ended June 30, 2014, we incurred $1.7 million loss realized from disposal of property, plant and equipment.

Impairment of long-lived assets. We incurred a $0.3 million impairment charge related to the carrying values of certain property, plant and equipment of our manufacturing service business segment that exceeded the estimated future cash flow from disposition of these assets.

Net loss. We recognized a net loss of approximately $16.6 million for the year ended June 30, 2014, as compared to net loss of approximately $23.6 million for the year ended June 30, 2013, a decrease of $7.0 million in net loss. Such a decrease in net loss was the result of the combination of the changes as discussed above.

Balance Sheet Overview

China ACM had working capital of $25.8 million at June 30, 2014, including $15.4 million in cash and equivalents, $13.4 million in restricted cash, $14.7 million in short term investment, $49.4 million in net accounts receivable, $35.7 million in prepayments and advances, $4.1 million in other receivables and $111.0 million in total current liabilities. Shareholders' equity was $40.4 million at June 30, 2014, compared with $56.7 million at June 30, 2013. The total number of shares outstanding as of June 30, 2014 was 1,486,871.

First Quarter and Full Year Guidance of Fiscal Year 2015

Amid the ongoing rapid changes in the construction material market, the Company was compelled to advance our competence in the concrete industry. While our traditional sales slowed in the last couple of years, we were striving to transform our core business, through which we produce and deliver concrete products to developers, from a traditionally volume-based model to a technology-centered model. In the new model, our core business will center at using efficient large-scale method to manufacture the next generation of eco-friendly, high quality concrete products from recyclable construction wastes at low cost. To build the new model, we are researching new product formulas, developing new manufacturing methods, designing new industry standards, chartering corporate-academia co-ops, and chairing industry-wide consortium with several dozens of companies and universities throughout the nation. This new model will use new eco-friendly, high quality concrete products to enhance the operational effectiveness of our existing businesses, earn new business, and thus improve our product’s profitability. These works is an integral part of our mission to become the industry leader of inventing new concrete products and technological innovation and hence take leadership role in the sustainability of economy growth.

“As such, based on the management’s outlook for the potential rebound of demand in the target market, for the first quarter ending September 30, 2014, management expects to earn revenue of between $18 and $22 million, and incur a net income (loss) of between $(0.5) million and $2 million, resulting in EPS of between $(0.26) and $1.05 based on fully diluted shares of 1.9 million as of Sep 23, 2014. For the full fiscal year ended June 30, 2015, management expects to earn revenue of between $70 million and $90 million, net income of between $0 and $9 million, and an EPS of between $0 and $4.72 based on fully diluted shares of 1.9 million as of Sep 23, 2014. Embedded in the forecast for the first quarter 2015 guidance and fiscal year 2015 guidance is an expectation for the continuous improvement in the account receivable collection and the potential rebound in the production demand," said Mr. Weili He, Chief Operating Officer of the Company.

Conference call

The Company will host a conference call with a live webcast and a full Q&A session on Wednesday, September 24, 2014 at 8:00 a.m., Eastern Time, to discuss financial results for the fiscal year ended June 30, 2014.

Individuals interested in participating in the conference call may do so by dialing 877-407-8031 from the United States, or +1 201-689-8031 from outside the United States and referencing conference ID number 13591583. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at http://www.ir-site.com/cadc/index.asp.

To pre-check system compatibility prior to the call, visit http://www.investorcalendar.com/aboutus/HelpDesk.asp

A webcast replay will be available for 90 days.

About China ACM

China ACM is a producer of advanced, certified eco-friendly ready-mix concrete and provider of related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on many high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

More information about the Company is available at http://www.ir-site.com/cadc/index.asp.

Forward-Looking Statements

This press release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in "Item 1A. Risk Factors" in China ACM's Annual Report on Form 10-K for the fiscal year ended June 30, 2014. China ACM does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2014 AND 2013

ASSETS	2014	2013

CURRENT ASSETS:
Cash	$15,431,110	$3,949,939
Restricted cash	13,413,264	6,491,175
Accounts and notes receivable, net of allowance for doubtful accounts of $31,667,803 and $36,469,156, respectively	49,367,452	59,696,331
Inventories	1,562,309	1,122,380
Short term investment	14,716,023	5,168,000
Other receivables	4,121,550	6,298,088
Other receivable from termination of lease, net	-	8,932,029
Prepayments and advances	35,699,065	27,827,638
Deferred tax assets	2,585,902	3,987,738
Total current assets	136,896,675	123,473,318

PROPERTY PLANT AND EQUIPMENT, net	12,878,263	14,357,349

OTHER ASSETS:
Other receivable from termination of lease, net	-	3,710,455
Advances on equipment purchases, net	2,855,937	4,015,294
Deferred tax assets	-	217,380
Total other assets	2,855,937	7,943,129

Total assets	$152,630,875	$145,773,796

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans, banks and bank guarantees	$54,396,713	$43,766,500
Short term loans - other	3,250,000	-
Notes payable	9,750,000	-
Accounts payable	32,501,363	33,730,871
Customer deposits	1,072,998	1,732,662
Other payables	2,059,739	1,989,023
Other payables - shareholders	925,385	757,328
Accrued liabilities	2,241,208	988,598
Capital lease obligations - current	4,659,756	2,448,883
Taxes payable	192,205	107,013
Total current liabilities	111,049,367	85,520,878

OTHER LIABILITIES
Capital lease obligations - non current	1,177,586	3,560,819
Total liabilities	112,226,953	89,081,697

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

Preferred stock $0.001 par value, 1,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 1,486,871 shares issued and outstanding as of June 30, 2014 and 2013	1,487	1,487
Additional paid-in-capital	35,233,305	35,233,305
(Accumulated deficit) Retained earnings	(11,234,705)	5,412,387
Statutory reserves	6,248,357	6,248,357
Accumulated other comprehensive income	10,155,478	9,796,563
Total shareholders' equity	40,403,922	56,692,099
Total liabilities and shareholders' equity	$152,630,875	$145,773,796

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

	2014	2013
REVENUE
Sales of concrete	$47,468,956	$69,314,758
Manufacturing services	1,221,881	5,172,214
Total revenue	48,690,837	74,486,972

COST OF REVENUE
Concrete	42,809,448	56,266,126
Manufacturing services	1,258,283	4,500,401
Total cost of revenue	44,067,731	60,766,527

GROSS PROFIT	4,623,106	13,720,445

PROVISION FOR DOUBTFUL ACCOUNTS	(7,683,463)	(15,183,439)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(10,676,783)	(12,535,344)
RESEARCH AND DEVELOPMENT EXPENSES	(1,484,218)	(2,178,113)
LOSS REALIZED FROM DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	(1,669,923)	(5,980,281)
IMPAIRMENT LOSS OF LONG-LIVED ASSETS	(293,040)	(251,694)
LOSS FROM TERMINATION OF LEASE	-	(4,117,663)

LOSS FROM OPERATIONS	(17,184,321)	(26,526,089)

OTHER (EXPENSE) INCOME, NET
Subsidy income	2,921,550	4,469,220
Non-operating expense, net	(135,469)	(366,348)
Change in fair value of warrant liability	-	132,427
Interest income	2,744,518	659,762
Interest expense	(2,548,080)	(1,798,025)
TOTAL OTHER INCOME, NET	2,982,519	3,097,036

LOSS BEFORE PROVISION FOR INCOME TAXES	(14,201,802)	(23,429,053)

PROVISION FOR INCOME TAXES	(2,445,290)	(169,326)

NET LOSS	$(16,647,092)	$(23,598,379)

COMPREHENSIVE INCOME (LOSS):
Net loss	$(16,647,092)	$(23,598,379)
Foreign currency translation adjustment	358,915	1,223,586

COMPREHENSIVE LOSS	$(16,288,177)	$(22,374,793)

LOSS PER COMMON SHARE
Weighted average number of shares (*):
Basic and diluted	1,486,871	1,486,501

Loss per share:
Basic and diluted (*)	$(11.20)	$(15.88)

(*) Retrospectively restated shares for a 1-for-12 reverse split.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2014 AND 2013

	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,647,092)	$(23,598,379)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation	2,399,263	3,299,480
Stock-based compensation expense	-	62,706
Deferred tax provision (benefit)	1,648,292	(254,374)
Provision for doubtful accounts	7,683,463	15,183,439
Change in fair value of warrant liabilities	-	(132,427)
Loss realized from disposal of property, plant and equipment	1,669,923	5,980,281
Impairment loss of long-lived assets	293,040	251,694
Loss from termination of lease	-	4,117,663
Imputed interest on other receivable from termination of leases	(710,155)	(538,384)
Changes in operating assets and liabilities
Accounts and notes receivable	4,807,707	4,576,318
Inventories	(433,778)	857,604
Other receivables	2,870,784	(2,040,799)
Other receivable from termination of lease	13,068,997	2,834,265
Prepayments	(8,889,876)	(16,165,257)
Long term prepayments	-	(175,686)
Accounts payable	(1,443,156)	(7,760,545)
Customer deposits	(671,631)	906,428
Other payables	58,921	(2,839,630)
Accrued liabilities	1,249,739	(742,459)
Taxes payable	84,686	(965,449)
Net cash provided by (used in) operating activities	7,039,127	(17,143,511)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of short-term investments, net	(9,533,591)	(5,097,600)
Proceeds from disposal of property, plant and equipment	-	675,861
Purchase of property, plant and equipment	(392,006)	(331,162)
Net cash used in investing activities	(9,925,597)	(4,752,901)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loans and bank guarantees	75,172,737	54,719,550
Payments of short term loans and bank guarantees	(64,794,400)	(30,665,250)
Proceeds from short term loan - shareholders	2,930,400	-
Payments of short term loan - shareholders	(2,930,400)	-
Proceeds from short term loan - other	11,396,000	-
Payments of short term loan - other	(8,140,000)	-
Proceeds from notes payable	17,908,000	-
Payments of notes payable	(8,140,000)	-
Rent payable to shareholder	168,057	(46,972)
Principal payments on capital lease obligations	(2,282,981)	(790,363)
Restricted cash	(6,894,601)	170,469
Net cash provided by financing activities	14,392,812	23,387,434

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	(25,171)	49,003

NET CHANGE IN CASH	11,481,171	1,540,025

CASH, beginning of year	3,949,939	2,409,914

CASH, end of year	$15,431,110	$3,949,939

CONTACT:

China ACM Investor Relations

Phone: +86-10-82525361

E-mail: IR@china-acm.com